As filed with the Securities and Exchange Commission on June 23, 2010

Registration No. 333-167423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-3

(Amendment No. 2)

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China XD Plastics Company Limited
(Exact name of registrant as specified in its charter)
Nevada	04-3836208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
________________

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060
Tel. No: (86) 451-8434-6600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________

Kim Sharpe
ISL, Inc.
10 Bodie Drive
Carson City, NV  89706
(880) 346-4646

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Telephone: (212) 407-4000
Facsimile: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered (1)		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share(2)		(3)(4)		(3)		(3)		(3)
Preferred Stock, $0.0001 par value per share (2)		(3)(4)		(3)		(3)		(3)
Warrants (2)		(3)(4)		(3)		(3)		(3)
Debt securities		(3)(4)		(3)		(3)		(3)
Units		(3)(4)		(3)		(3)		(3)
Total Offering	$100,000,000		100%		$100,000,000	(2)	$7,130.00	(5)

(1) This registration statement includes $100,000,000 of securities which may be issued by the registrant from time to time in indeterminate amounts and at indeterminate times. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(3) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

(4) Subject to footnote (1), there is also being registered hereunder such indeterminate amount of securities (including shares or other classes of the registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the registrant) as may be issued in exchange for or upon conversion of, as the case may be, the other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, such other securities.

(5) Previously paid .

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus	Subject to Completion, Dated June 23, 2010

CHINA XD PLASTICS COMPANY LIMITED

$100,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, or units having a maximum aggregate offering price of $100,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on The NASDAQ Global Market under the symbol “CXDC.”  Each prospectus supplement will contain information, where applicable, as to our listing on The NASDAQ Global Market or any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 14 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having a maximum aggregate offering price of $100,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “Company”, “we”, “us”, and “our” refer to China XD Plastics Company Limited and its wholly-owned subsidiaries. “China” and the “PRC” refer to the People’s Republic of China.

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with this prospectus.  Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K, which we filed with the SEC on April 14, 2010. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China XD Plastics Company Limited, No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, People’s Republic of China 150060. Our telephone number is (86) 451-8434-6600.

The Offering

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	common stock;

•	preferred stock;

•	debt securities, in one or more series;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing,

in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information About Us.”

Our Company

We are a leading producer of automotive modified plastics in China. Through our wholly-owned subsidiary, Harbin Xinda Macromolecule Material Co., Ltd. (“Harbin Xinda”), we develop, manufacture, and distribute modified plastics, primarily for use in the production of automobile parts and components. We develop our products using our proprietary technology, which technology is derived from our wholly-owned research laboratory, Harbin Xinda Macromolecule Material Research Institute (the “Research Institute”). The Research Institute is a professional macromolecular material R&D institute located in Heilongjiang Province that uses approximately 80 modules of professional equipment for research and development of macromolecular materials and has received 152 certifications from manufacturers in the automobile industry.  The Research Institute team consists of 77 professionals and seven consultants, including one consultant who is a member of the China Academy of Sciences and the China Academy of Engineering and one consultant who is the chief scientist of Jilin University.  As a result of the combination of our academic and technological expertise, we have a portfolio of 11 patents for which we have applications pending in China.

Modified plastic is produced by changing the physical and/or chemical characteristics of ordinary resin materials. In order for plastics to be used to produce automobile parts and components, they must satisfy certain physical criteria in terms of electro-magnetic characteristics, reaction to light and heat, durability, flame resistance, and mechanical functionality. Our unique formulas and processing techniques enable us to produce low-cost high-quality modified plastic materials, which have been certified by many of the major domestic and international automobile manufacturers in China. In addition, we also provide specially engineered plastics and environment-friendly plastics for use in oilfield equipments, mining equipments, vessel propulsion systems and power station equipments.

Harbin Xinda’s primary market is the rapidly expanding Chinese automotive industry where our modified plastics are used to produce the following auto parts: exteriors (automobile bumpers, rearview and sideview mirrors, license plate parts), interiors (door panels, dashboard, steering wheel, glove compartment and safety belt components), and functional components (air conditioner casing, heating and ventilation casing, engine covers, and air ducts). Our specialized plastics are utilized in more than 30 automobile brands manufactured in China, including leading brands such as Audi, Red Flag, Volkswagen, and Mazda. At present, 152 of 263 of Harbin Xinda’s automotive-specific modified plastic products have been certified by one or more of the automobile manufacturers in China and are in commercial production. Our remaining products are currently in trial manufacturing periods.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the automotive modified plastics market in the PRC:

•
Leading Market Position with High Barrier to Entry.  We believe that we are China's largest specialized manufacturer of modified plastic for automobile parts in terms of sales volume and production capacity, with a market share of approximately 6% in 2009. The PRC automotive modified plastics industry is growing rapidly and is highly fragmented with the top three domestic producers occupying less than 15% of the market. In 2009, our sales volume of automotive plastics was approximately 74,000 Metric Ton (“MT”), representing a growth of 80% compared to that in 2008. As of March 31, 2010, our annual production capacity of automotive plastics was 100,000 MT. We believe our leading market position allows us to successfully compete with other foreign and domestic modified plastic manufacturers in the market. Being the largest specialized manufacturer of automotive modified plastics in China, we believe we are well-positioned to not only grow with the increasing market demand but increase market share by replacing smaller and less efficient modified plastic manufacturer.

In addition, as a result of our consistent research and development efforts, we have obtained 152 certifications from major automotive manufacturers in the PRC, which we believe is among the largest numbers of product certifications by any domestic player in China’s automotive plastics industry. Strict certification requirements and long certification periods result in high barriers to entry. Our current or potential competitors are required to obtain relevant product certifications from automotive manufacturers in order to compete with us. Each certification normally takes over two years to complete, and as a result, automotive manufacturers are reluctant to change suppliers like us who have already received necessary certifications and proven consistent product quality. We believe that having one of the largest portfolios of product certifications in China allows us to strengthen our competitive position.

•
Long-Term Relationships with Reputable Customers. Our senior management has been involved in the business of modified plastics since our former affiliate, Harbin Xinda Nylon Factory, commenced operations in 1985. We benefit from the industry connections and experience of our senior management, which have enabled us to establish long-term customer relationships and strong industry recognition. We are a qualified provider of high-quality automotive plastics, and have sold our products through plastic auto part manufacturers to many leading automotive manufacturers in China. Currently, our modified plastics are utilized in more than 30 automobile brands manufactured in China, including Audi, Red Flag, Volkswagen and Mazda. We believe that our brand and our products are well recognized and respected in China’s modified plastics market.

•
High Quality Products with Lower Costs.  We purchase our raw materials from a small number of large suppliers who procure resins locally or internationally.  By concentrating our purchases from a small group of suppliers, we are able to keep the costs of purchasing raw materials relatively low.  Also, since our manufacturing facilities are located in China where labor, raw material and operation costs are relatively lower, we are able to charge lower prices than our international competitors while maintaining comparable quality. Compared to our domestic competitors, we believe our long-standing manufacturing experience, in-depth market knowledge, significant scale of economy and strong R&D capabilities enable us to provide higher quality products at competitive prices.

Manufacturing facilities are critical to the quality of products. We have in the past invested substantial time and resources in building state-of-the-art production lines to enhance our product quality. Our facilities have maintained ISO/TS16949, a certification of quality management systems specifically for the automotive industry.

•
Strong Customer-Oriented R&D Capabilities. The modified plastics industry is characterized by rapid development and increasing demand for high quality products. We have strong R&D capabilities that allow us to have successfully passed OEM automakers’ certification processes in the past and continually introduce new and high quality products to the market. Compared to international plastic supply models, which target larger scale applications of common plastics and involve less customization and specialization, we provide customer-oriented product development through our certification process.  By working closely with our customers, we are able to adjust our product features to better satisfy the specific needs of each customer. To achieve this, we have staffed our R&D team with 77 professionals, of whom 22 have Ph.D. and Master’s degrees. On average, our R&D employees have worked with us for more than three years, and some key experts have more than 10 years of experience in our industry. We have also developed cooperative research programs with a number of the leading technology centers in China. Besides providing specialized research and development skills, these relationships help us to formulate cutting edge research programs aimed at developing new technologies and applications in plastics engineering.  We currently have 11 patent applications pending with the State Intellectual Property Office of the P.R.C., or SIPO.

•
Established Distribution Model.  Through six distributors across China, we have established distribution networks that cover northeast, north and east China, with a current focus on northeast China. We enter into distribution agreements with local distributors in areas where large automobile manufacturers are located.  By leveraging the proximity of our distributors to the automobile manufacturers, we can enhance our relationships with our customers. Through the established sales channels, we can quickly respond to local market demand, address customer needs, enhance our ability to provide superior technological support and after-sales services, and lower our marketing expenses.  At the  same time, our distributors can monitor the collection of accounts receivable, which helps to lower the payment default risk. By actively managing our distribution network, we are also able to accelerate local market penetration and increase sales opportunities. For example, we entered the north China market in 2009 through a local distributor, one year earlier than we planned, and currently north and east China account for approximately 6% and 10% of our sale revenues, respectively.

•
Seasoned Management Team.  Our senior management team and key personnel have extensive operating and industry experience. Mr. Han, our chief executive officer and president, founded our former affiliate Harbin Xinda Nylon Factory in 1985. With 25 years of industry experience, Mr. Han has in-depth knowledge and expertise of China’s modified plastic industry. He currently serves as executive director of the China Plastic Processing Industry Association and as a member of the Standing Committee of the Heilongjiang  Association of Industry and Commerce. Our chief executive officer, chief technology officer and chief operating officer have over 50 years combined experience in the modified plastics industry and we believe their extensive professionalism and knowledge can well serve our automobile OEM customers.

Our Strategies

Our goal is to capitalize on China’s modified plastics growth trend, with a specific focus on applications in the auto sector, and to eventually be the leading modified plastics manufacturer in China. We are committed to enhancing our sales and profitability and achieving our goals through the following strategies:

•
Continue to Increase Production Capacity.  Over the past five years, we have consistently increased production capacity to meet the rising demands of the automotive industry in the PRC. As of March 31, 2010, we have an installed annual production capacity of 100,000 MT, and we have been operating at near full capacity since 2007. With the expected strong growth in the China automobile market, we expect that we will continue to experience strong demand from our customers. Therefore, we intend to continue to strategically increase our production capacity to meet customer demands from both expanded geographical location and future downstream sector growth. We plan to continually increase our annual capacity to reach approximately 200,000 MT by 2013 and approximately 300,000 MT by 2015.

•
Focus on R&D and Develop New Product Offerings.  We are currently utilizing our research and development capabilities to obtain further product certifications, develop new products, applications and technologies. Approximately 40% of our automotive plastic applications are currently undergoing trial manufacturing periods to obtain the necessary certifications. In addition, we are developing new products for automotive applications to expand our product portfolio, including initiating R&D on modified plastic for use in electric vehicles. We are also developing specialty engineering plastics and bio-plastics for use in other applications, such as high-speed trains, vessel-propulsion systems, mining and oil-field equipment and aerospace equipments. We plan to commence and complete construction of a new research center, and we anticipate that it will be fully operational in early 2011. This new research center is designed to meet Chinese National Level Engineering Technical Research Center standards and will enhance our research and development capabilities.

•
Expand Customer Base Domestically and Internationally.  The automotive plastics market in the PRC is highly fragmented with significant barriers to entry. Although we currently have approximately 6% of the market share, our customer coverage is concentrated in the northeast regions of the PRC. We seek to increase our market share in northeast China, and also expand our reach to northern and eastern China. In addition, we intend to increase our sales in overseas markets and raise our exports to 20% of our sales over the next five years. We plan to implement such strategies through further expanding our distribution network by working with local distributors who have contacts and networks overseas and directly establishing strategic alliances with certain of our non-PRC customers.

•
Pursue Selective Strategic Acquisitions.  While we have experienced substantial organic growth, we plan to pursue a disciplined and targeted acquisition strategy to accelerate our growth. Our strategy will focus on strengthening presence in certain geographies, improving our penetration in attractive markets, enhancing research and development capabilities and acquiring new markets or customers.

Our Industry

According to a research report issued by the independent research firm Forward & Intelligent, China consumed approximately 5.1 million MT of modified plastic products in 2009, representing an increase of 30% compared to 2008. With China being the world’s manufacturing center and with rising domestic personal consumption, we believe that demand for modified plastics from China will continue to increase in the foreseeable future. It is estimated that the market demand for modified plastics will reach 7.0 million MT in 2010 and continue to grow at a rate of over 10% per year in the next five to ten years.

Currently, demand for our products primarily comes from the Chinese automotive industry. The use of modified plastics in the auto industry started in the 1950s. In order for plastics to be used in automobile parts and components, they must satisfy specific physical criteria in terms of electro-magnetic characteristics, reaction to light and heat, durability, flame resistance, and mechanical functionality. Modified plastics are usually found in interior materials, dashboards, mud flaps, chassis, bumpers, oil tanks, gas valves, and other components.

The demand for automotive modified plastics in China was approximately 1.2 million MT in 2009. Approximately 65% of the automotive modified plastic consumed in 2009 was imported. The demand for automotive plastics in China is expected to grow to 3.2 million MT in 2013, representing a Compound Annual Growth Rate, CAGR, of 27% from 2009. We believe that the demand for automotive modified plastic in China will grow rapidly due to the fast growing Chinese automotive market, increasing use of plastic in cars and favorable government incentives and regulations. Moreover, domestic producers will likely gain larger market share from imports as they are able to manufacture products with comparable quality and at highly competitive prices. We believe that the following are the key drivers for the automotive modified plastic industry in China:

Fast-Growing Chinese Auto Demand

According to the China Association of Automobile Manufacturers, Chinese automobile consumption has been growing at a CAGR of 22% over the last five years. In 2009, China sold about 13.6 million auto vehicles, representing a 46% growth over 2008. China has exceeded the United States to become the world’s largest auto market. The vast majority of the vehicles sold are domestically manufactured in China. In 2009, imports only represented about 3% of the total vehicle sales in China.

Rising personal income in China is one of the key drivers for the rapid growth of the Chinese automobile industry. According to China National Bureau of Statistics, per capita urban household disposable income increased by a CAGR of 12% over the past 10 years, and per capita rural household disposable income rose by 10% per annum. Moreover, cars have become more affordable in China as local or joint venture automobile manufacturers continuously expand their production to achieve economies of scale to lower production cost and have increasingly sourced cheaper auto parts locally. Adjusted by price indices, the average domestic-made passenger car price dropped 30% since 2004. Growing income and lowering vehicle prices will continually make car ownership more affordable for China’s rising middle class.

We believe the growth momentum in China’s auto sales will remain strong over the next five years. The automotive industry in China is still in its infancy with passenger car ownership of 28 vehicles per 1,000 inhabitants in 2009, which is significantly below the developed countries’ average of 445 and global average of 132 according to the Economist Intelligence Unit. According to a recent OECD study, China’s vehicle sales could exceed 24 million units by 2015, representing an 81% increase from 2009.

Increasing Use of Plastic in Automobiles

Modified plastics are increasingly being used in automobiles due to their light weight, low cost, corrosion resistance, and flexibility for processing and coloring. In an effort to control carbon emissions and lower fuel consumption, automakers are increasingly replacing metal parts with modified plastics. On average, plastic parts are 30%-50% lighter than their metal counterparts and such weight reduction can improve fuel efficiency. Plastic parts are also less expensive than metal parts and easier to customize to meet automakers’ specific needs.

Due to these advantages, we believe that automakers are attempting to increase plastic use in vehicles globally. The plastic applications in cars have been extended from auto interiors and exteriors to certain functional parts, such as the multi-functional bracket, dashboard, engine skid plate, air intake manifold system, and other components. Some leading automakers have even started to use modified plastics to produce the car body. The global average use of plastic per vehicle increased from 50-60kg in the 1970s, to 105 kg in 2000, and is currently approximately 150kg.  In Germany, plastic use on average represents 15% of the vehicle weight; in Japan, the US and Europe, the percentage is approximately 13%. In China, plastic use is estimated to be about 100kg per vehicle, representing 8% of the vehicle weight. We believe China’s plastic use in vehicles remains relatively low, which represents a significant opportunity for modified plastics players to increase penetration in the China market.

Increasing Substitution of Imports

Though China’s automotive plastic market is dominated by foreign or joint venture players, Chinese suppliers are continually gaining market share. It is estimated that imported automotive plastics accounted for 65% of the total China automotive plastic supply in 2009, decreasing from 69% in 2004. Compared to foreign rivals, local manufacturers can deeply benefit from the low labor cost and geographical convenience in China and their product sales can be customized with time-efficient after sales services. As local players continue to invest in research and development, enhance product quality and improve management skills, we believe that domestic production of automotive plastic will continuously replace imported plastics and gain more market share in China going forward.

The financial crisis beginning in 2008 forced global automakers and suppliers to concentrate on their cost structure and pricing mechanisms.  Many automakers accelerated cost reduction initiatives.  Moving manufacturing operations to, and sourcing raw materials from low cost regions have emerged as key measures to save costs. With its huge consumer market, low labor costs and high-quality manufacturing and logistics infrastructure, China is a location favored by global auto and component makers who source parts and components not only for their local operations in China but also for their global operations. As a result, we believe that China’s local plastic suppliers will benefit from such global outsourcing trends and increasingly become a good substitute for expensive imported plastic products.

Favorable Government Policies

The Chinese government has adopted a number of policies and initiatives intended to encourage the development of the Chinese modified plastics industry and stimulate the growth of the Chinese automobile industry.

Since 2000, modified plastics, including engineering plastics, have been categorized as a prioritized industrialization area by a series of government guidelines or development plans. Some of these policies include:

•
It was stated in the “Catalogue for Guidance on Adjustment of Industrial Structure (2005)” promulgated by the National Development and Reform Commission on December 2, 2005, that the country is currently promoting the development of modified plastic subsectors, including the production composite materials, functional polymers, engineering plastics and new plastic alloys.

•
It was stated in the “Guidance on Key Areas of Industrialization of High Technology with Current Priority in Development (2007)” jointly promulgated by the National Development and Reform Commission, the Ministry of Science and Technology, the Ministry of Commerce and the State Intellectual Property Office on January 23, 2007 that modified technologies applied to general plastics, including PP, PE, ABS, PS, PVC, are currently prioritized areas to develop and industrialize in China’s macromolecule materials sector.

•
A series of modified plastics technologies have been listed in the “National Support for Key High-tech Fields” as stated in the Circular on the Issuance of the Administrative Measure for the Recognition of High-tech Enterprise jointly promulgated by the Ministry of Science and Technology, Ministry of Finance, the State Administration of Taxation in April 2008. These technologies include special engineering plastics, macromolecular compound or new synthetic modified, etc.

•
It was stated in the "Heilongjiang New Materials Industry Development Planning" promulgated by Heilongjiang Province in November 2009 that modified high-performance plastics and engineering plastics are listed as the top development priorities; modified plastics are the focus of the new materials development in China.

The domestic automotive industry has been considered by the Chinese government as one of the pillar industries to drive national economic development and modernization. Over the past decade, the Chinese government has issued a number of industry policies and measures to balance the need for introducing advanced technologies from overseas while protecting and encouraging the growth of domestic automotive companies. During the financial crisis, the Chinese government promulgated three key measures to promote domestic auto sales to counter the global economic slowdown, most of which have been extended into 2010:

•	Cutting sales tax on cars with an engine size under 1.6L;

•	“Vehicles to the Countryside” program that provides subsidies for rural residents purchasing light trucks or buses with an engine size of lower than 1.3L; and

•	“Old Vehicle for New Vehicle” trade-in program to replace the country’s existing high-emission auto vehicles.

We believe that the above government measures and programs will continue to accelerate automotive sales and the demand for automotive modified plastics in China.

Products

Modified plastic is processed by adding chemical agents to basic plastics to generate or improve certain physical and/or chemical characteristics of plastic, such as heat resistance, hardness, tensile strength, wear resistance, and flame resistance. Based on the type of materials, modified plastics include modified common plastics, such as polypropylene (PP), acrylonitrile butadiene styrene (ABS), modified engineering plastics, such as polyamides (PA or nylon), and specialty engineering plastics.

Our products are organized into seven categories, based on their physical characteristics, as follows:

Product Group	Brand Name	# of Products Certified	Characteristics	Automotive or Other Application
Modified PP	COMPNIPER	47	High fluidity and impact resistance	Interior parts, such as inner panels, instrument panels and box lids

	COMPWIPER	25	Resistance to low temperature and impact	External parts, such as front and back bumpers and mudguards

	COMPGOPER	39	Resistance to high temperature and static	Functional components, such as unit heater shells and air conditioner shells

Modified ABS	MOALLOLY	8	High gloss, high rigidity and size stability	Functional components such as heat dissipating grids and wheel covers

Modified Nylon	POLGPAMR	11	High wear and heat resistance	Parts requiring high flame and heat resistance

Engineering Plastics	MOAMIOLY	9	Heat resistance and wear resistance	Engine hoods, intake manifold and bearings

Alloy Plastic	BRBSPCL	7	Combines two different plastics, such as PP and ABS	Rearview mirrors, grilles, automotive electronics and other components. Products can also be used in computers, plasma TVs and mobile phones

Environmentally friendly plastics	POLGBSMR	6	Environmentally-friendly features such as low odor and low carbon emission	Used in automobiles meeting environmental standard requirements

Modified Plastic for Special Engineering	PEEK	N/A*	Excellent mechanical and chemical resistance and temperature tolerance	Used in communications and transport, electronics and electrical appliances, machinery, medical and analytical equipment.

Total		152
* PEEK is primarily used in applications that are unrelated to automotive applications, which do not require certifications.

Raw Materials

The principal raw materials used for the production of our modified plastic products are plastic resins such as polypropylene, ABS and nylon. Polypropylene is a chemical compound manufactured from petroleum.  ABS is a common thermoplastic used to make light, rigid, molded products such as automotive body parts and wheel covers.  Nylon is a thermoplastic silky material.  Nearly 50% of our raw materials are sourced from overseas petrochemical enterprises and 50% from domestic petrochemical enterprises.

Harbin Xinda has one-year renewable contracts with its major suppliers. Because the raw materials used in our products are primarily petroleum products, the rise in oil prices directly affects the cost of the raw materials. We attempt to mitigate the increase in our raw materials prices by appropriately raising the price for our products to pass the cost to our customers as part of our pricing policy.

Because raw materials constitute a substantial part of the cost of our products, we seek to reduce costs by dealing with two major suppliers: Dalian Free Trade Zone Mankeri International Trade Co., Ltd. (“Mankeri”), and Dalian Lanhai International Trade Co., Ltd (“Dalian Lanhai”). During the year ended December 31, 2009, Harbin Xinda purchased approximately 48.4% of its raw materials from Mankeri and approximately 49.7% from Dalian Lanhai. In 2008, Harbin Xinda purchased approximately 65.6% of our raw materials from Mankeri, and approximately 29.5% from Dalian Lanhai. By dealing in large quantities with these major suppliers, we obtain reduced prices for raw materials, therefore reducing the cost of our products. If we were unable to purchase from Mankeri or Dalian Lanhai, we believe we would still have adequate sources of raw materials from other petrochemical dealers at similar cost.

Research and Development

The Research Institute was organized to provide us with ongoing additions to our technology through advanced development methods, which represents the key to our competitive strength and success. Our goal is to utilize our state-of-the-art methods and equipments to produce plastics of the highest quality that are cost-efficient for our customers. Toward this end, we have staffed the Research Institute with 22 employees who have Ph.D. and Master’s degrees and 55 employees who have Bachelor’s degrees.  On average, our employees have been employed in our industry for more than three years, and our key R&D employees have on average more than 10 years of experience in our industry.

To supplement the efforts of our Research Institute, we have developed cooperative research programs with a number of the leading technology centers in China, including the Changchun Institute of Applied Chemistry of the Chinese Academy of Science, the Beijing Chemical Engineering Institute, the Harbin Institute of Technology, the Northeast Forestry University, Jilin University, and Changchun University of Technology. Besides providing specialized research and development skills, these relationships help us to formulate cutting edge research programs aimed at developing new technologies and applications in plastics engineering.

All our significant research and development activities are overseen by the members of our Scientific Advisory Board, which we have assembled from among the leaders in China’s chemical engineering industry.  As a result of the combination of our academic and technological expertise, we have a portfolio of 11 patents for which we have applications pending in China.

We plan to commence and complete construction of a new research center, and we anticipate that it will be fully operational in early 2011.   This new research center will provide technical support for our recently expanded modified plastic annual production capacity of 100,000 MT, as well as enhance our research and development capabilities for modified plastics in new applications, such as new energy vehicles. This center is designed to meet Chinese National Level Engineering Technical Research Center standards. Once completed, we will relocate our R&D staff and equipment currently located at the Research Institute to the new research center.

Certification Process

To meet the requirements of an automobile manufacturer, products used as component parts must pass a rigorous certification process by the manufacturer’s technological quality assurance department before they can be approved for and used in production. The certification process consists of three stages.

First, the automobile manufacturer reviews the manufacturer of modified plastics.  The examination involves assessment of the operation history of the modified plastics manufacturer, their experience in providing component services, the specialization of their factory equipment, their research and development capacity and quality assurance systems. The manufacturer’s operations need to meet the requirements of the automobile manufacturer. Once the initial review is passed, the modified plastics manufacturer will obtain a qualification as an automobile component manufacturer. This initial stage takes approximately sixteen to twenty two months to complete.

Second, the automobile manufacturer and the manufacturer of modified plastics reach an understanding about a product specification. The modified plastics manufacturer provides product research and development materials to the automobile manufacturer for inspection. The automobile manufacturer tests the product specification according to its standards and, if results are satisfactory, the modified plastics manufacturer obtains a product specification certification and enters the product certification stage. The second stage takes approximately eight months to complete.

Third, the parties complete technology R&D tests and perform automobile component finished parts tests.  The product undergoes additional testing by the automobile manufacturer and is used in road tests. This stage takes approximately five to fifteen months depending on whether the car model is an existing model or a new model. At the conclusion of the third stage, the modified plastics manufacturer receives a product certification from the automobile manufacturer.

We believe that the necessity, rigorousness, complexity and duration of the certification process make it difficult for outside competitors to enter the field in a short period of time. We have obtained 152 certifications from automobile manufacturers which is currently one of the largest such portfolios in the Chinese automobile modified plastics industry.

Sales and Marketing

Currently, our sales network focuses on the northeastern region of China. We sell directly to customers, as well as through our distributors.  In 2009, approximately 98% of our products were sold by distributors. We provide full after-sale services to all customers. These customers are usually major automobile parts manufacturers who rely on our product certifications granted by major automobile manufacturers.

We enter into distribution agreements with local distributors in areas where large automobile manufacturers are located. The distribution agreements usually have a term of three years, during which period we can enter into distribution agreements with other distributors for our products. The distributors are responsible for marketing and distributing our products and collecting payments from our customers. Through the established sales channels, we can quickly respond to local market demand, address customer needs, enhance our ability to provide superior technological support and after-sales services, and lower our marketing expenses. Our general payment collection period is three months, and our distributors must reimburse us the amount of payment that the customers fail to make within our collection period; we have limited payment collection risk. We manufacture products according to orders received from our distributors and maintain a certain quantity of products as reserves based on the distributors’ orders. By doing this we hope to ensure the smooth implementation of the production plan of major automobile manufacturers and avoid risks related to lack of inventory.

Although historically we concentrated sales through one distributor, we have been actively extending our distribution network to six distributors and we believe we have good control on our distribution network.  We believe that we have been able to secure and maintain strong relationships with our customers due to our existing certifications, advanced technologies and high product quality, which establish a higher barrier to entry. Most of the new customer relationships will be developed through our own R&D and sales force and maintained by our R&D and sales professionals, and our distributors.  According to our distribution contracts, our distributors are prohibited from selling our competitors’ products and required to use the product certificate, brand name and package standards set by us during the distribution period. After the expiration of the distribution contracts, all customers managed by the distributors are proprietary to us.

Fluctuation in the cost of raw materials affects the selling price of our products.  According to our customer sales contracts, after our customers place a sales order, if the increase in the procurement prices of plastic resin, our key raw material, is over 5%, we will adjust the prices of our products. As a result, we are able to pass on most of the increase in the cost of our raw materials to our customers.

Our customers submit to us their final monthly orders on the basis of which we deliver to them our products. The customers have the right to examine the delivered products. We request that our customers who purchase products on credit pay us within 90 days of receipt of their delivery.

Competition

The PRC automotive modified plastics industry is growing rapidly and highly fragmented with the top three domestic producers occupying less than 15% of the market. We believe that, in terms of sales volume and production capacity, we are the largest domestic specialized manufacturer of modified plastic for automobile parts in China, with a market share of approximately 6% in 2009. In 2009, our sales volume of automotive plastics was 74,000 MT. As of March 31, 2010, our annual production capacity of automotive plastics was 100,000 MT. Currently, Harbin Xinda’s primary Chinese competitor in the automobile industry is Guangzhou Kingfa Science & Technology Co., Ltd. (“Guangzhou Kingfa”). Guangzhou Kingfa entered the automotive modified plastics market in 2006 and its facilities had an annual manufacturing capacity of 100,000 MT for its modified plastics products used in the automobile industry at the end of 2009. Based on Guangzhou Kingfa’s annual report, we believe that their sales volume of automotive plastics is estimated to be approximately 36,000 MT in 2009. Guangzhou Kingfa has much larger financial resources than Harbin Xinda. However, we believe that it currently sells less modified plastic to the automobile industry compared to Harbin Xinda. Another top domestic manufacturer of modified plastic is Shanghai Pret Composites Co., Ltd. (“Shanghai Pret”), which focuses on the production of automotive plastics. According to Shanghai Pret’s annual report, it had an annual capacity of 60,000 MT and sales volume of 32,900 MT in 2009.

The Chinese auto market predominantly uses modified plastics manufactured overseas or in factories controlled by foreign companies, such as manufacturers from Germany, the Netherlands and Japan. Although China’s automotive plastic market is dominated by foreign or joint venture players, Chinese suppliers are continually gaining market share. It is estimated that imported automotive plastics accounted for approximately 65% of the total China automotive plastic supply in 2009, decreasing from 69% in 2004. Compared to foreign competitors, domestic manufacturers can benefit from the lower labor cost and geographical intimacy in China. As local players continue to invest in research and development, enhance product quality and improve management skills, we believe that domestic production of automotive plastic will compete very favorably with the foreign competitors in terms of price, quality, services and delivery times and continually replace imported plastics.

Employees

Harbin Xinda’s operations are organized into several operational departments including technology, sales, supply, R&D and finance. As of March 31, 2010, there were 396 employees, including 153 in manufacturing, 77 in research and development, 47 in management, 17 in financial, 30 in sales, purchasing and marketing and 72 in other departments. 87 out of the 396 employees are temporary hires as reserves for full-time positions.

Corporate Information

Our principal executive offices are located at No.9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060.  Our telephone number is 86-451-84346600. Our Internet address is http://www.chinaxd.net, however, the information in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in the Company and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

The global economic crisis could further impair the automotive industry thereby limiting demand for our products.

The continuation or intensification of the recent global economic crisis and turmoil in the global financial markets may adversely impact our business, and the businesses of our customers. Our specialized plastics are sold to automobile parts manufacturers and distributors. The recent global economic crisis harmed most industries and has been particularly detrimental to the automotive industry. Since virtually all of our sales are made to auto industry participants, our sales and business operations are dependent on the financial health of the automotive industry and could suffer if our customers experience, or continue to experience, a downturn in their business. Presently, it is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the automotive industry and other industries that affect our business.

We concentrate our operations primarily in the automotive industry, therefore, a contraction in automotive sales and production could have a material adverse affect on our results of operations and liquidity.

We develop, manufacture, and distribute modified plastic, primarily for use in automobiles. Automotive sales and production are highly cyclical and depend, among other things, on general economic conditions and consumer spending and preferences (which can be affected by a number of issues including fuel costs and the availability of consumer financing). As the volume of automotive production fluctuates, the demand for our products also fluctuates. Global automotive sales and production deteriorated substantially in the second half of 2008 and are not expected to rebound significantly in the near term. While the China automotive sales and production maintained modest growth momentum in 2008 and continued to grow in 2009, the growth rate was down from previous years. A contraction in automotive sales and production could harm our results of operations and financial condition. Consequently, we are exposed to the risks of adverse developments affecting the auto industry to a greater extent than if our operations were dispersed over a variety of industries.

A large percentage of our sales revenue is derived from sales to one distributor and a limited number of customers, and our business will suffer if sales to these customers decline.

A significant portion of our sales revenue historically has been derived from a limited number of customers and one primary distributor. Sales to one major distributor accounted for approximately 83% and 81% of our sales for the years ended December 31, 2009 and 2008, respectively. Our top five customers accounted for approximately 18% of our sales in 2009 and 16% in 2008. Any significant reduction in demand for modified plastics by any of these major customers or our distributor and any decrease in demand of products by its customers could harm our sales and business operations, financial condition and results of operations.

We are dependent on a limited number of suppliers. While we have identified alternative sources for the materials we use, a temporary disruption in our ability to procure necessary materials and parts could adversely impact our net sales in future periods.

Materials constitute a substantial part of the cost of our products.  We seek to reduce the cost of raw materials by dealing with two major suppliers, Mankeri and Dalian Lanhai. During the year ended December 31, 2009, Harbin Xinda purchased approximately 48.4% of its raw materials from Mankeri and approximately 49.7% from Dalian Lanhai. In 2008 we purchased approximately 65.6% of our raw materials from Mankeri, and approximately 29.5% from Dalian Lanhai. We believe the relationship with our suppliers is satisfactory and that alternative suppliers are available if relationships falter or existing suppliers should become unable to keep up with our requirements. However, there can be no assurance that our current or future suppliers will be able to meet our requirements on commercially reasonable terms or within scheduled delivery times. An interruption of our arrangements with suppliers could cause a delay in the production of our products for timely delivery to distributors and customers which could result in a loss of sales revenue in future periods.

If we are subject to product quality or liability claims relating to our products, we may incur significant litigation expenses and management may have to devote significant time defending such claims, which if determined adversely to us, could require us to pay significant damage awards.

Although we have adopted certain internal measures to supervise and examine the quality of our products, we may be subject to legal proceedings and claims from time to time relating to our product quality. The defense of these proceedings and claims could be both costly and time-consuming and significantly divert the efforts and resources of our management. An adverse determination in any such proceedings could subject us to significant liability. In addition, any such proceeding, even if ultimately determined in our favor, could damage our market reputation and prevent us from maintaining or increasing sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

We have limited insurance coverage on our assets in China and any uninsured loss or damage to our property, business disruption or litigation may result in our incurring substantial costs.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. Other than automobile insurance on certain vehicles and property and casualty insurance for some of our assets such as factories and equipments we do not have insurance coverage on our other assets or inventories, nor do we have any business interruption, product liability or litigation insurance for our operations in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured loss or damage to property, business disruption or litigation may result in our incurring substantial costs and the diversion of our resources, which may have a material adverse effect on our results of operations, financial condition and/or liquidity.

SAFE regulations relating to offshore investment activities by PRC individuals may increase our administrative burden and restrict our overseas and cross-border investment activity. If our shareholders and beneficial owners who are PRC individuals fail to make any required applications, registrations and filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

The State Administration of Foreign Exchange, or “SAFE”, has promulgated several regulations, including Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Oversea Special Purpose Vehicles, or the “Circular No. 75,” issued in November 2005 and certain implementation rules issued in recent years, requiring registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and citizens individuals. These regulations apply to our shareholders and beneficial owners who are PRC individuals.

The Circular No. 75 requires PRC individuals to register with relevant local branches of SAFE for their establishment or control of any oversea special purpose vehicles, or the “SPVs,” or the contribution of assets of or their equity interests in any domestic company to any SPV, or any material changes of the SPVs.  Failure to make the required SAFE registration may result in penalties including that our PRC subsidiaries may be prohibited from making distributions of profit to the SPV and from paying the SPV proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries.

We have requested our shareholders and beneficial owners who are PRC individuals to make the necessary applications and filings as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, as of the date of this prospectus, none of such shareholders and beneficial owners has made or obtained any applicable registration or approvals required by these regulations or other related legislation. The failure or inability of our PRC shareholders and beneficial owners to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

In addition, under Operating Rules on the Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies, issued on January 5, 2007 by the SAFE (“Circular No. 78”), the PRC individuals who are granted shares or share options by an overseas listed company according to its employee share option or share incentive plan are required to obtain approval from and register with the SAFE or its local branches and complete certain other procedures related to the share option or other share incentive plan through the PRC subsidiary of such overseas listed company or any other qualified PRC agent before such grants are made. We believe that all of our PRC employees who are granted share options are subject to SAFE No.78.  As of the date hereof, we have granted options exercisable for an aggregate of 1,792,556 shares of our common stock, which grants were made to 19 PRC individuals. We have requested our PRC management, personnel, directors, employees and consultants who have been granted or are to be granted stock options of us to register them with local SAFE pursuant to the said regulations, however, we cannot assure you that each of these individuals has carried out or will carry out all the required procedures above. If we or our PRC option holders fail to comply with these regulations, we or our PRC option holders may be subject to fines and legal sanctions. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion and may become subject to more stringent review and approval process with respect to our foreign exchange activities.

Under the PRC EIT Law, we and/or Favor Sea BVI may be classified as a “resident enterprise” of the PRC. Such classification could result in tax consequences to us, our non-PRC resident shareholders and Favor Sea BVI.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law,” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” and subject to the uniform 25% enterprise income tax rate on global income. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, due to the short history of the EIT Law and lack of applicable legal precedents, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China, or whether we or our non-PRC subsidiaries would be deemed as resident enterprises of the PRC.

If the PRC tax authorities determine that we, Favor Sea Limited, a British Virgin Islands corporation (“Favor Sea (BVI)”) and/or Hong Kong Engineering Plastics Company Limited, a Hong Kong corporation (“HK Engineering Plastics”), are “resident enterprises” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.  We, Favor Sea (BVI) and/or HK Engineering Plastics may be subject to enterprise income tax at a rate of 25% on our, Favor Sea (BVI) and/or HK Engineering Plastics’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. However, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we, Favor Sea (BVI) and HK Engineering Plastics are treated as PRC “qualified resident enterprises,” all dividends paid from Harbin Xinda to HK Engineering Plastics, from HK Engineering Plastics to Favor Sea (BVI) and from Favor Sea (BVI) to us may be exempt from PRC tax.

If we, Favor Sea (BVI) and HK Engineering Plastics are treated as PRC “non-resident enterprises” under the EIT Law, then dividends that HK Engineering Plastics receives from Harbin Xinda (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-HK Tax Treaty”) were applicable, or (ii) if the PRC-HK Tax Treaty does not apply (i.e., because the PRC tax authorities may deem HK Engineering Plastics to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if we and Favor Sea (BVI) were treated as PRC “non-resident enterprises” under the EIT Law, and HK Engineering Plastics were treated as a PRC “resident enterprise” under the EIT Law, then dividends that Favor Sea (BVI) receive from HK Engineering Plastics (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax; if we were treated as a PRC “non-resident enterprise” under the EIT Law, and Favor Sea (BVI) and HK Engineering Plastics were treated as PRC “resident enterprises” under the EIT Law, then dividends that we receive from Favor Sea (BVI) (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, if we were deemed as a “resident enterprise,” the new “resident enterprise” classification could result in a situation in which an up to 10% PRC tax is imposed on dividends we pay to our non-PRC shareholders that are not PRC tax “resident enterprises”. In such event, we may be required to withhold an up to 10% PRC tax on any dividends paid to non-PRC resident shareholders. Our non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our ordinary shares in certain circumstances if such income is considered PRC-sourced income by relevant tax authorities. We would not, however, have an obligation to withhold PRC tax with respect to such gain.

On December 15, 2009, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles. Circular 698 is retroactively effective from January 1, 2008.  Circular 698 addresses indirect share transfer as well as other issues.  According to Circular 698, where a foreign (non-PRC resident) investor who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the foreign investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization lack of reasonable commercial purpose or for purpose of avoidance of PRC income tax liability, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the relevant tax authority’s challenge of a transfer is successful, it may disregard the existence of the offshore holding company that is used for tax planning purposes and require seller to pay PRC tax on the capital gain from such transfer.  Since Circular 698 has a short history, there is uncertainty as to its application. We (or a foreign investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

PRC regulations relating to mergers and acquisitions of domestic enterprises by foreign investors may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, or the MOFCOM, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or the CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule purports, among other things, (i) to require any PRC company, enterprise or individual that intends to merge or acquire its domestic affiliated company in the name of an overseas company which it lawfully established or controls, to apply for MOFCOM’s  examination on and approval for the  proposed merger or acquisition; and (ii) to require SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Due to the short period of implementation of the M&A Rule, its interpretation and enforcement still remain uncertain. As a result, we are not sure whether the M&A Rule would require us or our entities in China to obtain the approval from either the MOFCOM or the CSRC or any other regulatory agencies in connection with the transaction contemplated by the share transfer contracts which were entered into between Mr. Jie Han, Mr. Qingwei Ma and Hong Kong Engineering Plastics Company Limited on June 26, 2008 , the transaction contemplated in the Agreement and Plan of Merger entered into by and among NB Telecom, Favor Sea (BVI) and the shareholders of Favor Sea (BVI) on December 24, 2008 (detailed description of both of the two aforesaid transactions and relevant contracts can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on April 14, 2010) the adoption and performance of the option agreement dated May 16, 2008 between Ms. Piao and Mr. Han as mentioned in this prospectus and this offering.

Further, if the PRC government finds that we or our Chinese stockholders did not obtain the MOFCOM or CSRC approval, which the MOFCOM or CSRC may think we should have obtained before executing the aforesaid agreements or conducting this offering, we could be subject to severe penalties. The M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

Our business will suffer if we cannot obtain or maintain necessary permits or approvals.

Under PRC laws, we are required to obtain from various PRC governmental authorities certain permits and licenses in relation to the operation of our business. These permits and licenses are subject to periodic renewal and/or reassessment by the relevant PRC government authorities and the standards of compliance required in relation thereto may from time to time be subject to change. We cannot assure you that we can always obtain, maintain or renew all the permits and licenses in a timely manner. Additionally, any changes in compliance standards, or any new laws or regulations that may prohibit or render it more restrictive for us to conduct our business or increase our compliance costs may adversely affect our operations or profitability. Any failure by us to obtain, maintain or renew necessary licenses, permits and approvals, could subject us to fines and other penalties and limit the business we could conduct, which could have a material adverse effect on the operation of our business. In addition, we may not be able to carry on business without such permits and licenses being renewed and/or reassessed.

Pursuant to PRC laws and regulations, construction or expansion of a building or a production facility is subject to various permits and approvals from different government authorities. In connection with the construction of Harbin Xinda’s factory and production facilities, which has already been completed and put into operation, we obtained a project approval from Administration Committee of Harbin Economic and Technological & High-tech Development Zone and an approval for the environmental impact assessment report on the construction project of Harbin Xinda in 2003. However, certain other necessary permits relating to the construction and operation of Harbin Xinda’s factory and production facilities are outstanding. Failure to obtain all necessary approvals/permits may subject us to various penalties, such as fines or being required to vacate from the facilities where we currently operate our business.

We are subject to the environmental protection laws of China. We do not possess all of the environmental licenses required to operate our business. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

Our manufacturing process produces by-products such as effluent, gases and noise, which are harmful to the environment. We are subject to multiple laws governing environmental protection, such as “The Law on Environmental Protection in the PRC” and “The Law on Prevention of Effluent Pollution in the PRC,” as well as standards set by the relevant governmental authorities determining the classification of different wastes and proper disposal.  We are required to hold a variety of environmental permits and licenses to operate our business.  We have not obtained certain approvals for the environmental impact assessment reports on the construction of our factory and production facilities in the PRC.  Although we have not been penalized by any governmental authorities so far for the failure to posses such permits or licenses, there is no guarantee that the environmental authorities or any other regulatory authorities will not take any action against us in the future.  If we are found to be in violation of environmental laws, we may be subject to fines, suspension of operation or other sanctions which could adversely affect our financial conditions and results of operations.

Increased environmental regulation in China could increase our costs of operation.

Certain processes utilized in the production of modified plastics result in toxic by-products. To date, the Chinese government has imposed only limited regulation on the production of these by-products, and enforcement of the regulations has been sparse. Recently, however, there is a substantial increase in focus on the Chinese environment, which has inspired considerable new regulation. Because Harbin Xinda plans to export plastics to the U.S. and Europe in coming years, Harbin Xinda has developed certain safeguards in its manufacturing processes to assure compliance with the environmental protection standard ISO/TS16949 Quality Assurance Standard, the European Union’s RoHS Standards and Germany’s PAHs Standards.  Furthermore, we are in the process of applying for the U.S.’s UL Safety Certification, ISO14001 Environmental Management System Certification and OHSAS18001 Occupational Health Management System Certification. This compliance regimen brings us into compliance with all Chinese environmental regulations. Additional regulation, however, could increase our cost of doing business, which would impair our profitability.

We have not made statutory contributions to the public housing fund for our employees in accordance with applicable regulations, and this could subject us to fines and other penalties.

Although the PRC State Council has regulations governing a company’s contribution to the public housing fund for its employees, we had not been expressly required by our local government authority in charge of this matter to make such contribution due to lack of implementing rules. In 2009, the Harbin Public Housing Fund Administrative Center, the local government department in charge of public housing fund matters, issued an implementing rule, which requires companies in Harbin like us to make contributions to the local public housing fund for our employees.  We are in the process of establishing opening a public housing fund account with the Harbin Public Housing Fund Administrative Center, and will begin to make statutory contributions for our employees to such account when it is open.  However, we cannot assure you that the Harbin Public Housing Fund Administrative Center will not penalize us for non-compliance with the regulation promulgated by the State Council prior to 2010.  If relevant local public housing fund administrative centre takes any legal action against us for our non-compliance with such regulation, such as fines, or requirement of making up contributions to the public housing fund for our employees, our financial conditions and results of operations may adversely be affected.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in the integrity of our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have our independent registered public accounting firm annually audit our internal control over financial reporting.

The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. During the assessment of our internal controls over financial reporting for the year ended December 31, 2009, our management concluded that our controls were ineffective as a result of deficiencies that were determined to be material weaknesses.

The weakness stemmed from our inadequate US GAAP expertise.  We have developed a remediation plan, which we anticipate will be completed during 2010.  Our remediation plan consists of (1) hiring a third party SOX 404 compliance consultant to help us improve our internal controls system, and (2) recruiting more senior qualified people in order to improve our internal control procedures.  We have already hired Mr. Taylor Zhang as our Chief Financial Officer, who has several years of experience in finance, including as a CFO and VP of Finance at other Nasdaq listed companies.  We believe Mr.  Zhang’s appointment as CFO is a significant step to addressing these weaknesses.

We cannot be certain that these measures we have undertaken will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need may become more complex, and significantly more resources may be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we fail to execute the remediation plan for 2010, our stockholders and other potential investors may lose confidence in our business operations and the integrity of our financial statements, and may be discouraged from future investments in our company, which may delay or hinder any future business development or expansion plans if we are unable to raise funds in future financings, and our current stockholders may choose to dispose of the shares of common stock they own in our company, which could have a negative impact on our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading of our stock on the NASDAQ Global Market, ineligibility for listing on other national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price.

We have not filed tax returns and information reports as required under U.S. laws, and may ultimately be held liable for significant taxes, interest and penalties.

We have not yet filed our (1) information returns on Internal Revenue Service (“IRS”) Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, and (2) information reports for the years ended  December 31, 2008 and 2009 concerning our interests in foreign bank accounts on TD F 90-22.1, Report of Foreign Bank and Financial Accounts (“FBARs”). Late filings of the IRS Form 5471 subjects us to civil penalties of $10,000 for each of our four foreign entities (Favor Sea Ltd. (BVI), Hong Kong Engineering Plastics Co Ltd., Harbin Xinda Macromolecule Material Co., Ltd. and Harbin Xinda Macromolecule Material Research Institute) with respect to each of the taxable years at issue (for an aggregate of $80,000) and civil penalties for the untimely filing of the FBARs for each of our 13 foreign bank accounts over the two years period at issue. Although we do not believe that our failure to timely file the FBARs was “willful,” if the IRS were to prove that our failure to file an FBAR was “willful,” we ultimately could be held liable for a civil penalty for each such failure equal to approximately 50% of the balance in the unreported foreign bank account. During the years at issue, our total foreign bank account balances have been as high as about $18.8 million.

In addition, because we do not generate any income in the U.S., we do not believe that we owe U.S. federal income taxes for the taxable years ended December 31, 2008 and 2009. However, there can be no assurance that the IRS will agree with this position, and therefore we ultimately could be held liable for U.S. federal income taxes, interest and penalties.

Our inability or failure to protect our intellectual property rights may significantly and materially impact our business, financial condition and results of operations.

Protection of our proprietary processes, methods and other technology is important to our business. We generally rely on a combination of the patent, trademark and copyright laws of the PRC and laws protecting trade secret in the PRC, as well as licenses and non-disclosure and confidentiality agreements, to protect our intellectual property rights. The patent, trademark and copyright laws of the PRC, as well as laws protecting trade secret in the PRC, may not protect our intellectual property rights to the same extent as the laws of the U.S.

Failure to protect our intellectual property rights may result in the loss of valuable proprietary technologies. Additionally, some of our technologies are not covered by any patent or patent application and, even if a patent application has been filed, it may not result in an issued patent. If patents are issued to us, those patents may not provide meaningful protection against competitors or against competitive technologies. In addition, upon the expiration of patents issued to us, we will be unable to prevent our competitors from using or introducing products using the formerly-patented technology. As a result, we may be faced with increased competition and our results of operations may be adversely affected. We cannot assure you that our intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable.

We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality/non-disclosure agreements with our employees and third parties to protect our intellectual property, we cannot assure you that our confidentiality/non-disclosure agreements will not be breached, that they will provide meaningful protection for our trade secrets and proprietary manufacturing expertise or that adequate remedies will be available in the event of an unauthorized use or disclosure of our trade secrets or manufacturing expertise.

Our intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new license agreements that are important to our business with third-party owners of intellectual property on reasonable terms. We could also face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technologies. If we are found to be infringing on the proprietary technology of others, we may be liable for damages, and we may be required to change our processes, to redesign our products partially or completely, to pay to use the technology of others or to stop using certain technologies or producing the infringing product(s) entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could prompt customers to switch to products that are not the subject of infringement suits. We may not prevail in any intellectual property litigation and such litigation may result in significant legal costs or otherwise impede our ability to produce and distribute key products.

The possible purchase of shares of XD Engineering by our chairman and chief executive officer,  Mr. Jie Han, upon the achievement of certain performance thresholds would result in a non-cash compensation expense of approximately $13,356,334 which will have a negative impact on our results of operations for the 2010 fiscal year.

Pursuant to an option agreement dated May 16, 2008, Mr. Han received stock options from Ellie Qiuyao Piao (“Ms. Piao”), the sole shareholder of XD Engineering Plastics Company Limited (“XD Engineering”), which was the principal shareholder of our subsidiary, Favor Sea (BVI), before the reverse merger.   The option agreement provides that Mr. Han may purchase from Ms. Piao, for a nominal price, all of the outstanding shares of XD Engineering if, on a consolidated basis, Favor Sea (BVI)’s revenue achieved certain thresholds. Mr. Han could purchase 25% of the total outstanding shares if Favor Sea (BVI)’s revenue during the first three quarters of 2008 exceeded $40 million. He may purchase 14% of the total outstanding shares if Favor Sea (BVI)’s revenue during the first three quarters of 2009 exceeds $70 million, and he may purchase 61% of the total outstanding shares if Favor Sea (BVI)’s revenue during the first three quarters of 2010 exceeds $110 million.

If Favor Sea (BVI)’s revenue achieves the thresholds during the first three quarters of 2010, this would result in a non-cash compensation expense of approximately $13,356,334 in fiscal year 2010. Because XD Engineering is the principal shareholder of our subsidiary, Favor Sea (BVI), and the issuance of the XD Engineering shares is conditioned upon the operating performance of Favor Sea (BVI), the shares are deemed to be compensation to Mr. Han and under applicable accounting rules, we will have to record a non-cash charge to our earnings for the fiscal year 2010. The charges to our earnings as a result of the issuance of the XD Engineering shares will have a negative impact on our consolidated statements of income for the fiscal year ended December 31, 2010, by reducing net income and our earnings per share.

We may be unable to renew the leases for our factories on acceptable terms or these leases may be terminated.

Harbin Xinda currently operates two separate factories located at 9 Qinling Road (the “Qinling Road Factory”) and at 9 North Dalian Road (the “Dalian Road Factory”).  We are in the process of relocating all our operations to the Dalian Road Factory in Harbin, China due to our desire to consolidate our operations and take advantage of the incentives offered by the local government. On April 14, 2010, Harbin Xinda entered into a District Entry Agreement and a Memorandum with the Harbin Economic and Technological Development Zone Administration, pursuant to which, Harbin Xinda agreed to relocate all its manufacturing facilities from the Qinling Road Factory to the Dalian Road Factory.  Harbin Xinda does not have titles to the land and premises occupied and used at the Dalian Road Factory, but leases such properties from Harbin Xinda High-Tech Co., Ltd.  The lease will expire on April 30, 2012.  If we are unable to renew our lease on acceptable terms in due course or if our lease is terminated by the lessor unilaterally:

•	we may be unable to find a new property with the amenities and in the location we require for our factories, which may result in a factory closure;

•	we may have to relocate to a less desirable location;

•	we may have to relocate to a location with facilities that do not meet our requirements;

•	we may incur significant costs in connection with identifying, securing and relocating to a replacement location; or

•	our factories may experience significant disruption in operations and, as a result, we may be unable to produce products during the period of disruption.

Any of these events may materially and adversely affect our business, prospects, results of operations and financial condition.

The incentives offered to us and our senior management by the local Harbin, China government may be revoked if such incentives were deemed as lacking in legal basis or if we can not meet the conditions set forth in the agreement with the government.

On April 14, 2010, Harbin Xinda entered into a District Entry Agreement and a Memorandum with the Harbin Economic and Technological Development Zone Administration (the “Administration”), pursuant to which, as a preferential policy offered by the Administration in connection with our relocation to the Dalian Road Factory, the Administration agreed to offer us RMB 20 million in total as the compensation for the relocation of our facilities (the “Relocation Compensation”) and cause the local financial bureau to offer individual income tax refunds to certain members of our senior management after full payment of their respective individual income taxes.  However, it is unclear how the Administration and the local financial bureau will operate and implement the proposed Relocation Compensation and income tax refunds.  In the event such Relocation Compensation and income tax refunds cannot be duly implemented in accordance with the applicable PRC laws, it will be inappropriate for us and our senior management to accept the Relocation Compensation and the proposed income tax which may have adverse effect on our financial results.  Furthermore, as provided in the District Entry Agreement with the Administration, if the total sales revenue of Harbin Xinda in the year 2010 is less than RMB 1.3 billion, we will have to return all such Relocation Compensation to the Administration and pay additional RMB 5 million to the Administration as interest which may also have adverse effect on our financial results.

A sharp increase in the demand or the price for raw materials may have a negative impact on our results of operations if we are unable to pass on increases in the cost of raw materials to our customers on a timely basis.

The total cost of raw materials made up approximately 98% and 97% of our cost of goods sold in 2008 and 2009, respectively. The main raw materials used in our production are plastic resins such as polypropylene, ABS and nylon, which made up approximately 100% and 79% of our total cost of raw materials in 2008 and 2009 on average.

Currently, plastic resins are mainly used as a raw material in China’s plastic parts molding industry. The market prices of plastic resins may fluctuate due to changes in supply and demand conditions in that industry. Any sudden shortage of supply or significant increase in demand of plastic resins and additives may result in higher market prices and thereby increase our cost of sales. The prices of plastic resins and additives are, to a certain extent, affected by the price movement of crude oil. The international market prices for crude oil increased in 2009 compared to the fourth quarter of 2008, which caused the price of raw materials to increase. In addition, under the terms of our customer agreements, we can only increase the sales price for our products if the cost of our raw materials increases by more than 5%. As a result, our inability to increase the selling price of our products to cover increases of less than 5%, may limit our profitability.

FORWARD-LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, that constitutes forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses.  The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

Not applicable to smaller reporting companies.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. We will indicate in the applicable prospectus supplement if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, material United States federal income tax considerations relating to the securities.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, in one or more series;

•	warrants to purchase any of the securities listed above; and/or

•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Capital Stock

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Nevada Business Corporation Act may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

As of June 7, 2010, our authorized capital stock consists of 550,000,000 shares, consisting of 500,000,000 shares of common stock par value $.0001 per share, and 50,000,000 shares of preferred stock, par value $.0001 per share of which 1,000,000 shares has been designated as Series A Convertible Preferred Stock, 1,000,000 shares has been designated Series B Preferred Stock and 15,188 shares has been designated as Series C Convertible Preferred Stock.  The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

As of June 7, 2010, there were 44,195,177 shares of common stock issued and outstanding.  Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Nevada Business Corporation Act prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

We have 50,000,000 authorized shares of preferred stock par value $0.0001 per share, of which 1,000,000 shares are designated as Series A preferred Stock and no shares of  Series A preferred Stock are issued and outstanding as of June 7, 2010; and of which 1,000,000 shares are designated as Series B Preferred Stock, of which 1,000,000 shares are issued and outstanding as of the date of this prospectus; and 15,188 shares has been designated as Series C Convertible Preferred Stock, of which two shares are issued and outstanding as of June 7, 2010.

Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.  Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our certificate of incorporation, as amended, and any certificates of designation that our board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Nevada Business Corporation Act and our certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Nevada. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•
the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•
whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Options/Warrants

As of June 7, 2010, we had outstanding warrants to purchase a total of 2,616,679 shares of our Common Stock and we had no outstanding options to purchase shares of our Common Stock.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

•	the manner of exercise of the warrants, including any cashless exercise rights;

•	the warrant agreement under which the warrants will be issued;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	anti-dilution provisions of the warrants, if any;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•
the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;

•	the identities of the warrant agent and any calculation or other agent for the warrants;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.    As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue senior notes under a senior indenture, which we will enter into with the trustee to be named in the senior indenture.  We will issue subordinated notes under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939.  We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

The prospectus supplement will set forth:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to, among other things,:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor of ours or the acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures in the forms initially filed as exhibits to the registration statement with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.  Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•
to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series, as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except that the following obligations survive until the maturity date or the redemption date:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust; and

•	appoint any successor trustee;

and the following obligations survive the maturity date or the redemption date:

•	recover excess money held by the debenture trustee; and

•	compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.  See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture.  Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check that we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate the corporate office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness that we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Units

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any unit agreement under which the units will be issued;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on The NASDAQ Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LITIGATION

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any legal proceedings. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that could have a material adverse effect on our business, financial condition or results of operations.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of Nevada with respect to the validity of certain offered securities will be passed upon for us by Lionel Sawyer & Collins, Las Vegas, Nevada, and certain  legal matters governed by the laws of the State of New York with respect to the validity of certain of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheet of China XD Plastics Company Limited and subsidiaries as of December 31, 2009 and the related consolidated statements of income and other comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2009 incorporated by reference herein have been audited by Moore Stephens Hong Kong, independent registered public accountants, as stated in their report, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of China XD Plastics Company Limited and subsidiaries as of December 31, 2008 and the related consolidated statements of income and other comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2008 incorporated by reference herein have been audited by Bagell Josephs Levine & Company, LLC, independent registered public accountants, as stated in their report, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  We will provide this information upon oral or written request, free of charge.  Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China XD Plastics Company Limited, at our office located at No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, People’s Republic of China 150060. Our telephone number is (86) 451-8434-6600.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at http://www.chinaxd.net as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•
Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on April 14, 2010, and the Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2009 filed on May 5, 2010;

•	Quarterly Report on form 10-Q for the first quarter ended March 31, 2010 filed on May 12, 2010;

•	Current Reports on Form 8-K filed on January 4, 2010, April 14, 2010, April 20, 2010, May 18, 2010 and May 28, 2010; and

•	The description of our Common Stock set forth in our Form 8-A, filed on November 13, 2009, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$100,000,000

CHINA XD PLASTICS COMPANY LIMITED

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

PROSPECTUS

        , 2010

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by China XD Plastics Company Limited.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$7,130
Transfer agent’s fees and expenses	3,000	*
Printing and engraving expenses	10,000	*
Accounting fees and expenses	5,000	*
Legal fees and expenses (including blue sky services and expenses)	150,000	*
Miscellaneous	10,000	*
Total	$185,130	*

* Estimated

Item 15. Indemnification of Officers and Directors

Our Bylaws include provisions for the indemnification of our directors, officers and certain other persons, to the fullest extent permitted by applicable Nevada law.

Section 78.7502(1) of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

•	is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or

•
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under Section 78.7502(2) of the Nevada Revised Statutes empowers a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

•	is not liable pursuant to Section 78.138 of the Nevada Revised Statutes (discussed below); or

•	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the Nevada Revised Statutes further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or Section 78.7502(2) of the Nevada Revised Statutes, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense..

Section 78.751(1) of the Nevada Revised Statutes permits a corporation to indemnify its directors, officers and certain other persons, as follows:

Any discretionary indemnification pursuant to Nevada Revised Statues 78.7502, unless ordered by a court or advanced pursuant to Nevada Revised Statues 78.7502(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Section 78.751(2) of the Nevada Revised Statutes the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Under Section 78.751(3) of the Nevada Revised Statutes the indemnification pursuant to Nevada Revised Statues 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Nevada Revised Statues 78.7502 or for the advancement of expenses made pursuant to Nevada Revised Statues 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Section 78.138 of the Nevada Revised Statutes codifies the Nevada law on fiduciary duty.  This law provides that our directors and officers must exercise their powers in good faith and with a view to the interests of the Company.  In the same section, the Nevada Revised Statutes state that our directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the Company. They may rely on information, opinions, reports, financial statements and other financial data, that are prepared or presented by directors, officers or employees of the Company who are reasonably believed to be reliable and competent. Our directors and officers may also rely on legal counsel, public accountants, advisers, bankers or other persons they reasonably believe to be competent, or the work of a committee (on which they do not serve) if the committee was established in accordance with Section 78.125 of the Nevada Revised Statutes, and if the work of the committee was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. Our directors and officers are not, however, entitled to rely on information, opinions, reports, books of account or statements if they have knowledge concerning the matter in question that would make reliance unwarranted.

Section 78.138(3) limits the ability to impose liability on our directors under Section 78.300 of the Nevada Revised Statutes if the Company makes an unlawful payment of a dividend or unlawful stock purchase, redemption or other distribution.

Section 78.138(7) of the Nevada Revised Statutes provides that our directors and officers will not be individually liable to the Company or our stockholders or our creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involves intentional misconduct, fraud or a knowing violation of law.  As a result, neither the Company nor our stockholders nor our creditors have the right to recover damages against a director for any act or failure to act in his capacity as a director or officer, except in the situations described above and except for the special circumstances found in Nevada Revised Statutes Sections 35.230 (ouster), 90.660 (liability for securities violation), 91.250 (liability for commodities violation), 452.200 (liability for unauthorized use or investment of funds for maintenance and endowment of a cemetery), 452.270 (liability for violation of laws relating to construction and operation of mausoleums, vaults and crypts),  668.045 (liability for receiving deposits in insolvent banks with knowledge of insolvency), and 694A.030 (recovery by an insurer of profits realized from transactions made with unfair use of information).

Section 78.138 of the Nevada Revised Statutes would allow the articles to impose greater liability than that found in Section 78.138 of the corporation’s officers and directors.  The Company’s articles of incorporation do not provide for greater liability.

We have liability insurance coverage for our directors and officers in the aggregate amount of $5,000,000.

Item 16. Exhibits

Exhibit Number	Description of Document
1.1*	Form of underwriting agreement with respect to common stock, preferred stock, warrants or debt securities.
4.1	Specimen Stock Certificate. (1)
4.2	Form of Series A Warrant to Purchase Common Stock. (2)
4.3	Form of Series B Warrant to Purchase Common Stock. (2)
4.4 *	Form of specimen certificate for preferred stock of registrant, if any.
4.5 *	Certificate of designation for preferred stock, if any.
4.6 †	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.7 †	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.8 *	Form of debt securities, if any.
4.9 *	Form of warrant agreement and warrant certificate, if any.
4.10 *	Form of unit agreement and unit certificate, if any.
5.1 **	Opinion of Lionel Sawyer & Collins as to the legality of certain securities being registered.
5.2 **	Opinion of Loeb & Loeb LLP, as to the legality of certain securities being registered.
23.1 **	Consent of Moore Stephens Hong Kong, an independent registered public accounting firm.
23.2 **	Consent of Bagell Josephs Levine & Company, LLC, an independent registered public accounting firm.
23.3 **	Consent of Lionel Sawyer & Collins, with respect to certain securities being registered (included in Exhibit 5.1).
24.1 †	Power of Attorney (included on signature pages to the registration statement).
25.1 ***
Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under the indenture with respect to senior debt securities.

25.2 ***
Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under the indenture with respect to subordinated debt securities.

*	To the extent applicable, to be filed by a post-effective amendment or as an exhibit to a document filed under the Securities Exchange Act, as amended, and incorporated by reference herein.

**	Filed herewith.

***	To the extent applicable, to be filed under Form 305B2.

†	Previously filed.

(1)	Filed as an exhibit to the Company’s registration statement on Form SB-2, as filed with the Securities and Exchange Commission on May 12, 2006.

(2)	Filed as an exhibit to the Company’s current report on Form 8-K, as filed with the Securities and Exchange Commission on November 30, 2009.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(e) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall of 1933 be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Centralized Industrial Park, Harbin Development Zone, Heilongjiang, People’s Republic of China, on the 23rd day of June, 2010.

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Name: Jie Han
Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jie Han	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 23, 2010
Jie Han

*	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 23, 2010
Taylor Zhang

*	Chief Operating Officer and Director	June 23, 2010
Qingwei Ma

*	Chief Technology Officer	June 23, 2010
Junjie Ma

*	Independent Director	June 23, 2010
Cosimo J. Patti

*	Independent Director	June 23, 2010
Lawrence W. Leighton

*	Independent Director	June 23, 2010
Linyuan Zhai

*	Independent Director	June 23, 2010
Yong Jin

* /s/ Taylor Zhang
Taylor Zhang
Attorney-in-Fact